Exhibit 99.1

NEWS RELEASE

Media Contact: Gia L. Oei, 603-929-2489 E-mail: Goei@gentek-global.com	Investor Contact: Mark Connor, 973-515-1989 E-mail: MConnor@gentek-global.com

GenTek Completes Sale of KRONE Communications Business to ADC

PARSIPPANY, N.J., May 18, 2004 – GenTek Inc. (OTC Bulletin Board: GETI) announced today that it has completed the sale of its KRONE communications business to ADC Telecommunications, Inc. (NASDAQ: ADCT). The agreement to sell KRONE to ADC was announced on March 25, 2004.

The final purchase price included $294 million in cash, subject to post-closing adjustments, and the assumption of approximately $56 million of pension- and employee-related liabilities by ADC.

The net proceeds from this transaction will be used primarily to repay the company’s senior term notes as well as amounts outstanding under the company’s revolving credit facility. Upon repayment of the senior term notes and amounts drawn under the revolving credit facility, payment of transaction fees, taxes, distributions to holders of the company’s tranche A warrants and other required amounts, as well as giving effect to excess cash repatriated from the KRONE business, GenTek expects to have approximately $25 million to $35 million of cash on hand and less than $2 million of debt outstanding.

GenTek expects to file an 8-K within 15 days providing additional information on the transaction, including pro forma results for 2003 reflecting the removal of the KRONE business.

The payment to holders of tranche A warrants triggered by the sale totals $8.4 million ($7.13 per warrant). The payment will be made within 60 days to holders of record as of today and, in accordance with the warrant agreement, the tranche A warrants will expire at the time of such payment.

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“The completion of this transaction provides GenTek with significant financial strength and flexibility,” said Richard R. Russell, GenTek’s president and chief executive officer. “We will continue to sharpen our focus on growing the core businesses within the manufacturing and performance-products segments. We will also continue to seek opportunities to further rationalize our cost structure to ensure that it is in line with our portfolio.”

KRONE employs more than 2,000 people worldwide, primarily located in the United States, Mexico, Germany, the United Kingdom and Australia.

About GenTek Inc. GenTek Inc. is a manufacturer of industrial components and performance chemicals. Additional information about the company is available on GenTek’s Web site at www.gentek-global.com.

About ADC Telecommunications, Inc.
ADC offers high-quality, value-added solutions of network equipment, software and systems integration services that enable communications service providers to deliver high-speed Internet, data, video and voice services to consumers and businesses worldwide. ADC has sales into more than 90 countries. Learn more about ADC Telecommunications, Inc. at www.adc.com.

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included herein may constitute forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations include, among others, the impact of our reorganization under Chapter 11; our ability to fund and execute our business plan; potential adverse developments with respect to our liquidity or results of operations; our outstanding indebtedness and leverage; the impact of the restrictions imposed by our indebtedness; the high degree of competition in certain of our businesses, and the potential for new competitors to enter into those businesses; continued or increased price pressure in our markets; customers and suppliers seeking contractual and credit terms less favorable to us; our ability to maintain customers and suppliers that are important to our operations; our ability to attract and retain new customers; the impact of possible substantial future cash funding requirements for our pension plans, particularly if investment returns on pension assets are lower than assumed; the extent to which we undertake dispositions and new acquisitions or enter into strategic joint ventures or partnerships and their implementation; the impact of any possible failure to achieve targeted cost reductions; increases in the cost of raw materials, including energy and other inputs used to make our products; our ability to attract, retain and compensate key executives and employees; future modifications to existing laws and regulations affecting the environment, health and safety; discovery of unknown contingent liabilities,

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GenTek Completes Sale of Krone Communications Business to ADC – 3

including environmental contamination at our facilities; suppliers’ delays or inability to deliver key raw materials; breakdowns or closures of our or certain of our customers’ plants or facilities; inability to obtain sufficient insurance coverage or the terms thereof; domestic and international economic conditions, fluctuations in interest rates and in foreign currency exchange rates; the cyclical nature of certain of our businesses and markets; the potential that actual results may differ from the estimates and assumptions used by management in the preparation of the consolidated financial statements; future technological advances which may affect our existing product lines; and other risks detailed from time to time in our SEC reports. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of theserisks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur.

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